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                                                                   EXHIBIT 99(A)
                                                                   -------------
(GOODYEAR LOGO)                                                            NEWS
                                                                        RELEASE

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                                                        CONTACT:  Donna Jennings
                                                                    330 796-2490

                                                           FOR IMMEDIATE RELEASE
#20990fi.696

         AKRON, Ohio, June 4 -- The Board of Directors of The Goodyear Tire & Rubber Company today adopted a preferred stock purchase rights plan and declared a dividend distribution of one preferred stock purchase right on each outstanding share of Goodyear common stock to shareholders of record on July 29, 1996. The rights will expire July 29, 2006 unless earlier redeemed at $.001 per right. The rights plan replaces the Company's existing rights plan, which expires on July 28, 1996.

         The rights are designed to assure that the Goodyear directors have the opportunity to evaluate any takeover offer and that all shareholders receive fair value and equal treatment in any takeover attempt. The Company said the plan was adopted due to market conditions generally, not in response to any specific takeover threat.

         Each right, when exercisable, will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock of the Company at an exercise price of $250. The rights will be exercisable only in the event that an investor acquires, or makes -or announces its intention to make - a tender offer for, 15 percent or more of Goodyear common stock. In the event of any investor's acquisition of 15% or more of Goodyear Common Stock, the holder of each right, other than those held by such investor, will be entitled to purchase Goodyear Common Stock at half its then current market price.

         Additional information regarding the rights plan will be included in a letter to be mailed to all Goodyear shareholders of record on July 29.

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